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                                                                    EXHIBIT 10.3

                                                                              HB
                                                 HOWARD BRONSON ASSOCIATES, INC.
                         6 East 45th Street, New York, NY 10017 / (212) 867-6160
                                                            Fax / (212) 867-6908


June 22, 2001


Mr. Robert S. Wilson
Chairman
4210 Columbia Road
Suite 10C
Martinez, GA 30907

Dear Bob:

Pursuant to the signing of this agreement, Howard Bronson Associates shall assist Homes By Owners Inc. in their funding efforts, and in arranging for a market for the stock and subsequent broker sponsorship. Our program shall be for a period of three months, commencing, July 1, 2001. Our fee for this effort will be $2,500 per month, and a total of $10,000 worth of stock for the entire 90-day program to be held in escrow and issued to me at the time the Company begins trading.

In the event we are successful in achieving a funding, Howard Bronson Associates shall be entitled to receive 4% of the gross proceeds of the financing, if the offering is completed through any source introduced to the Company by Howard Bronson Associates.

If the foregoing sets forth our agreement, please sign and return the enclosed copy, along with a check for the initial retainer of $2,500.

We look forward to a mutually rewarding relationship.

Sincerely,

/s/ Howard
Howard C. Bronson


Agreed to and Accepted By:          Robert S. Wilson           Date: 6/25/01
                                    -------------------------       -----------
                                    Mr. Robert S. Wilson
                                    Chairman
                                    Homes By Owners, Inc.

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